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                                                                    EXHIBIT 99.2


DG SYSTEMS NAMES MATTHEW DEVINE AND MICHAEL LINNERT

TO BOARD OF DIRECTORS


SAN FRANCISCO, California, July 23, 1999 - DG Systems, Inc. (Nasdaq: DGIT), a leading provider of digital distribution services to the broadcast industry, today named Matthew E. Devine and Michael Linnert to its Board of Directors. Kevin R. Compton, Jeffrey M. Drazan, Richard H. Harris and Leonard S. Matthews have resigned from the board. Messrs. Devine and Linnert will join Scott K. Ginsburg, Lawrence Lenihan, Jr. and Henry W. Donaldson on DG's five-member Board.


Mr. Devine was most recently the Chief Financial Officer of Chancellor Media Corporation (now AMFM Inc.), the nation's largest radio broadcaster. Prior to Chancellor Media's formation in 1997, Mr. Devine served as the Chief Financial Officer, Executive Vice President, Treasurer and Secretary of, and a Director for, Evergreen Media Corporation, a predecessor company to Chancellor Media that he co-founded with Scott Ginsburg in 1988. During his 11-year tenure in radio broadcasting, Mr. Devine was instrumental in raising over $5 billion to support first Evergreen, then Chancellor's rapid expansion from 6 to 108 stations, supervising the merger and acquisition activity related to each entity's growth, and coordinating Evergreen's initial public offering in 1993. From 1975 to 1988, Mr. Devine served in various finance positions with AMR Corporation, the parent company of American Airlines, first in AMR's Corporate Treasury department and later as Vice President/Treasurer for an investment management subsidiary.

Michael Linnert, an Associate with Technology Crossover Ventures, a Palo Alto venture capital firm, specializes in emerging Internet and communications companies. Prior to joining the firm in 1997, Mr. Linnert spent three years in the investment banking division at Goldman, Sachs & Co. where he worked in both the financial institutions group in New York and the technology group in San Francisco. Before embarking on his investment career, he was a manufacturing engineer at General Motors. Mr. Linnert received a Bachelor of Science in Electrical Engineering with Highest Honors from the University of Notre Dame and an MBA from the Stanford Graduate School of Business. He is currently a board member at Career Central, HomeGain.com and petopia.com.



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Scott K. Ginsburg, Chairman of DG Systems, commented, "The shareholders are indebted to the outgoing directors for their years of dedicated service to DG Systems' Board." Mr. Ginsburg continued, "The reconstitution of the board and the appointments of Matt Devine and Mike Linnert will supply the leadership, media industry background, business experience and vision necessary to guide DG Systems in its next phase of growth. We welcome them to the board and look forward to the benefit of their counsel and experience."

DG Systems operates a nationwide digital network for distributing audio and video content that links thousands of advertisers and hundreds of advertising agencies with more than 7,000 radio and 600 television stations across the United States and Canada. DG Systems can be reached at 415-276-6600 or at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution networks, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1999.



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